Exhibit No. 10.1

AGREEMENT AND PLAN OF MERGER

by and among

EFACTOR GROUP CORP.,
as Buyer

EFACTOR MERGER SUB INC.,
as Merger Sub

ROCKETHUB INC.,
as the Company

THE STOCKHOLDERS OF THE COMPANY NAMED HEREIN,
as Sellers

and

ERIC SCHNEIDER,
as Seller Representative

Dated as of April 15, 2015

TABLE OF CONTENTS:

I. THE MERGER	1

1.1. The Merger	1
1.2. Effective Time	1
1.3. Effect of the Merger	2
1.4. Merger Consideration	2
1.5. Effect of Merger on Company Securities	2
1.6. Governing Documents and Officers and Directors	3
1.7. Seller Consent	3
1.8. Section 368 Reorganization	3
1.9. Further Actions	3

II. CLOSING	3

2.1. Closing	3
2.2. Closing Deliveries by Sellers	4
2.3. Closing Deliveries by Buyer	5

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5

3.1. Organization and Qualification	5
3.2. Authorization; Corporate Documentation	6
3.3. Capitalization	6
3.4. Non-Contravention	7
3.5. Financial Statements	7
3.6. Absence of Liabilities	7
3.7. Absence of Certain Changes	7
3.8. Title to and Sufficiency of Assets	7
3.9. Properties	7
3.10. Intellectual Property	8
3.11. Compliance with Laws	9
3.12. Permits	10
3.13. Litigation	10
3.14. Contracts	10
3.15. Tax Matters	11
3.16. Employees and Labor Matters	12
3.17. Insurance	13
3.18. Transactions with Related Persons	13
3.19. Bank Accounts	14
3.20. No Brokers	14
3.21. No Other Representations and Warranties	14

IV. REPRESENTATIONS AND WARRANTIES OF SELLERS	14

4.1. Organization and Authorization	14
4.2. Title to Company Shares	15
4.3. Non-Contravention	15
4.4. Litigation	15
4.5. Investment Representations	15
4.6. No Brokers	16
4.7. No Other Representations and Warranties	16

V. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	16

5.1. Organization and Qualification	16
5.2. Authorization	16
5.3. Non-Contravention	17
5.4. The Buyer Shares	17

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5.5. SEC Filings; Financial Statements	17
5.6. Compliance with Laws	18
5.7. No Brokers	18
5.8. Litigation	18
5.9. Tax Matters	18
5.10. Independent Investigation	20
5.11. No Other Representations and Warranties	20

VI. OTHER AGREEMENTS	20

6.1. Further Assurances	20
6.2. Confidentiality	20
6.3. Publicity	21
6.4. Litigation Support	21
6.5. Agreement Regarding Intellectual Property	21
6.6. Release and Covenant Not to Sue	22
6.7. Lock-Up	22
6.8. Audited Financial Statements	23
6.9. Termination of Certain Agreements	23
6.10. Certain Tax Matters	23

VII. INDEMNIFICATION	25

7.1. Survival	25
7.2. Indemnification by Sellers	25
7.3. Indemnification by Buyer	25
7.4. Indemnification Procedures	26
7.5. Limitations on Indemnification	27
7.6. General Indemnification Provisions	27
7.7. Indemnification Payment Method	28
7.8. Exclusive Remedy	29

ViII. GENERAL PROVISIONS	29

8.1. Expenses	29
8.2. Notices	29
8.3. Sellers Not Authorized to Act on Behalf of a Buyer Party	30
8.4. Severability	30
8.5. Assignment	30
8.6. No Third-Party Beneficiaries	30
8.7. Amendment; Waiver	31
8.8. Entire Agreement	31
8.9. Remedies	31
8.10. Dispute Resolution	31
8.11. Governing Law; Jurisdiction	32
8.12. Waiver of Jury Trial	32
8.13. Interpretation	33
8.14. Mutual Drafting	33
8.15. Counterparts	33
8.16. Seller Representative	33

EXHIBITS:
A	Sellers
B	Definitions
C	Form of Non-Competition Agreement
D	Form of Employment Agreements
E	Form of Spousal Consent and Assignment
F	Form of Legal Opinion
G	Form of Certificate of Merger

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of April 15, 2015, by and among (i) EFactor Group Corp., a Nevada corporation (“Buyer”), (ii) EFactor Merger Sub Inc., a New York corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub” and, together with Buyer, the “Buyer Parties”), (iii) RocketHub Inc., a New York corporation (the “Company”), (iv) each of the stockholders of the Company named on Exhibit A hereto (together, “Sellers” and together with the Company, the “Seller Parties”) and (v) Eric Schneider in the capacity as the Seller Representative in accordance with the terms hereof (the “Seller Representative”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding capital stock of the Company;

WHEREAS, subject to the terms and conditions set forth herein, the parties intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Merger”), as a result of which the Company will become a wholly owned Subsidiary of Buyer;

WHEREAS, for federal income tax purposes, it is intended by that (i) the Merger will qualify as a “reorganization” with the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” (within the meaning of Treasury Regulations Section 1.368-2(g)), and (iii) each party hereto will be a party to such reorganization with the meaning of Section 368(b) of the Code; and

WHEREAS, certain capitalized terms used herein are defined in Exhibit B.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1.          The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the New York Business Corporation Law, as amended (the “NYBCL”), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Entity”.

1.2.          Effective Time. Subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger in the form attached as Exhibit G hereto (the “Certificate of Merger”) with the Secretary of State of the State of New York in accordance with the applicable provisions of the NYBCL, with the parties agreeing that the Merger shall be consummated and effective at 11:59 p.m. (New York City time) on the Closing Date (the “Effective Time”).

1.3.          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NYBCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Entity, including in each case the rights and obligations of each such party under this Agreement and the other Ancillary Documents from and after the Effective Time.

1.4.          Merger Consideration. As consideration for the Merger, Buyer shall deliver to the Sellers an aggregate of Twenty-One Million Four Hundred Twenty-Eight Thousand Five Hundred Seventy-One (21,428,571) shares of Buyer Common Stock (the “Buyer Shares”), with each Buyer Share valued at the Buyer Common Stock Price. Each Seller shall receive its pro rata share of the Buyer Shares based on the number of shares of Company Common Stock owned by such Seller as compared to the total number of shares of Company Common Stock owned by all Sellers (with any shares of Company Preferred Stock calculated on an as-converted to Company Common Stock basis) as of immediately prior to the Effective Time (such proportion being such Seller’s “Pro Rata Share”).

1.5.          Effect of Merger on Merger Sub and Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:

(a)          Subject to Section 1.5(b), all shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate for all shares of capital stock of the Company, the Buyer Shares, with each Seller receiving its Pro Rata Share of the Buyer Shares with respect to its shares of capital stock of the Company, without interest. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis. As of the Effective Time, each Seller shall cease to have any other rights with respect to the capital stock of the Company, except the right to receive is Pro Rata Share of the Buyer Shares in accordance with and subject to the terms and conditions set forth in this Agreement.

(b)          Notwithstanding Section 1.5(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of capital stock of the Company that are owned by the Company as treasury shares or by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company capital stock shall be canceled and extinguished without any conversion thereof or payment therefor.

(c)          Other than the Convertible Notes, all options, warrants and other rights to acquire shares of capital stock of the Company, and all other securities that are convertible into or exchangeable for shares of capital stock of the Company, in each case, that are issued and outstanding immediately prior to the Effective Time will be cancelled and terminated as of the Effective Time and the holders thereof shall no longer have the right to acquire, convert into or be exchanged for shares of capital stock of the Company.

(d)          The Convertible Notes that are issued and outstanding as of immediately prior to the Effective Time will remain outstanding as of the Effective Time, but from and after the Effective Time, the Convertible Notes will no longer be convertible into shares of capital stock of the Company and will instead convert into shares of Buyer Common Stock in accordance with the terms of the Convertible Notes.

(e)          Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Entity, and shall constitute the only outstanding shares of capital stock of the Surviving Entity.

1.6.          Governing Documents and Officers and Directors. At the Effective Time, upon the consummation of the Merger, each of the Certificate of Incorporation and Bylaws of the Company, each as amended and in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and Bylaws of the Surviving Entity. At the Effective Time, (i) the directors of the Surviving Entity shall be the directors of Merger Sub immediately prior to the Merger and (ii) the executive officers of the Surviving Entity shall be the executive officers of the Company immediately prior to the Merger.

1.7.          Seller Consent. Each Seller hereby consents to the Merger and the other transactions contemplated by this Agreement and the other Ancillary Documents. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required pursuant to the provisions of Sections 601, 803 and 903 of the NYBCL and other applicable provisions of the NYBCL. Each Seller hereby further waives any appraisal or dissenters rights that they might otherwise have under the NYBCL in connection with the Merger.

1.8.          Section 368 Reorganization. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each party acknowledges and agrees that such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) subject to Section 6.10(a), is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.9.          Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Surviving Entity are fully authorized in the name of the Surviving Entity, Merger Sub and the Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
CLOSING

2.1.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, commencing at 10:00 am (New York City time). By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of the Effective Time on the Closing Date.

2.2.          Closing Deliveries by Sellers. At or prior to the Closing, Sellers and the Company will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)          a letter of transmittal for each Seller, duly executed by such Seller;

(b)          the books and records of the RHI Companies;

(c)          the required notices, consents, Permits, waivers, authorizations, orders and other approvals listed in Schedule 2.2(c), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)          release and extinguishment of all (i) Indebtedness of the RHI Companies other than the Convertible Notes and (ii) Liens on any of the assets or capital stock of the RHI Companies, and documentation evidencing the same;

(e)          a letter agreement with the holder of each Convertible Note providing that after the Closing, such Convertible Note shall be convertible into shares of Buyer Common Stock and not the capital stock of the Company and, if agreed by the holder, an amendment to the Convertible Note to extend the maturity date of the Convertible Note in exchange for a conversion price equal to the Buyer Common Stock Price, in each case duly executed by each such holder and the Company;

(f)          a Non-Competition and Non-Solicitation Agreement by each Seller set forth on Schedule 2.2(f) in favor of Buyer and the Company in the form attached as Exhibit C hereto (the “Non-Competition Agreement”), duly executed by each such Seller and the Company;

(g)          the Employment Agreements by and between the Company and each of Brian Meece, Jed Cohen and Alon Hillel-Tuch in the forms attached as Exhibit D hereto (the “Employment Agreements”), duly executed by the Company and each such employee party thereto;

(h)          a Spousal Consent and Agreement in the form attached hereto as Exhibit E for each Seller that is a married individual, duly executed by such Seller and such Seller’s spouse;

(i)          a written opinion of the counsel the Company, substantially in the form of Exhibit F hereto, duly executed by such counsel;

(j)          a good standing certificate for each RHI Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization;

(k)          a certificate from the Company’s secretary certifying to (i) copies of the Company’s Governing Documents as in effect as of the Closing immediately prior to the Effective Time, (ii) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound and the consummation of the Merger and each of the other transactions contemplated hereby and thereby, and (iii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or by which the Company is or is required to be bound;

(l)          a consolidated balance sheet of the RHI Companies as of a date no later than thirty (30) days prior to the Closing, prepared in good faith and in accordance with the same accounting principles, methods and procedures used to prepare the Financial Statements, as defined in Section 3.5(a), and separately a schedule showing the Net Working Capital based on such balance sheet (together, the “Closing Balance Sheet”);

(m)          evidence that the Certificate of Merger has been filed with and accepted by the Secretary of State of the State of New York;

(n)          suitable documentation to add additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Company set forth on Schedule 3.19, as prescribed by Buyer; and

(o)          evidence of the termination of each contract or arrangement set forth on Schedule 2.2(o) in each case effective at or prior to the Closing.

2.3.          Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to the Seller Representative the following, each in form and substance reasonably acceptable to the Seller Representative:

(a)          evidence that the Certificate of Merger has been filed with and accepted by the Secretary of State of the State of New York;

(b)          a copy of an instruction letter to Buyer’s transfer agent executed by Buyer instructing such transfer agent to issue the Buyer Shares to Sellers effective as of the Closing and to deliver one or more stock certificates to each Seller for their Pro Rata Share of the Buyer Shares; and

(c)          the Non-Competition Agreements with each Seller set forth on Schedule 2.2(f), duly executed by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer Parties that the statements contained in this ARTICLE III, and the information in the Disclosure Schedules that relates to and modifies the Sections within this ARTICLE III to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this ARTICLE III expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE III are true and correct as of such earlier date:

3.1.          Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Each RHI Company has full corporate power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it, and is duly licensed or qualified to do business and in good standing as a foreign entity in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except for such failures to be licensed or qualified or in good standing that individually or in the aggregate that has not and would not reasonably be expected to have a Material Adverse Effect. Other than RocketHub Payments Corp., which is a wholly-owned Subsidiary of the Company, the Company does not have and has never had any Subsidiaries, and does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, and except as set forth in Schedule 3.1A, no RHI Company is a participant in any joint venture, partnership or similar arrangement. During the past five (5) years, no RHI Company has been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets. Schedule 3.1B lists all current directors and officers of each RHI Company, showing each such Person’s name and positions.

3.2.          Authorization; Corporate Documentation. The Company has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, including requisite board of directors and shareholder approval of the Company. Each of this Agreement and each Ancillary Document to which the Company is or is required to be a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The copies of the Governing Documents of each RHI Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of such RHI Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of each RHI Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3.          Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the legal, beneficial and record owner of all of the issued and outstanding capital stock of the Company, with each Seller owning the capital stock of the Company set forth on Exhibit A, and the shares of Company Common Stock set forth on Exhibit A constitute all of the issued and outstanding capital stock of the Company. All of the issued and outstanding capital stock of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. Except for the Convertible Notes, there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which the Company, or to the Knowledge of the Company, any Seller, is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

3.4.          Non-Contravention. Except as set forth on Schedule 3.4, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Company or any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of any RHI Company, (b) violate or conflict with any Law or Order to which any RHI Company, its assets or equity interests are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any RHI Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which any RHI Company is a party or by which any RHI Company, its assets or equity interests may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any equity interests or any assets of any RHI Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person; except with respect to clauses (b), (c), (d) and (e) where such violations, conflicts, defaults, Liens and failures to obtain Permits and consents, individually and in the aggregate, are not and would not reasonably be expected to have a Material Adverse Effect.

3.5.          Financial Statements.

(a)          Attached to Schedule 3.5(a) are copies of the unaudited consolidated balance sheet and income statement for the RHI Companies prepared in good faith as of and for the fiscal years ended December 31, 2014 and December 31, 2013 (such financial statements, collectively with the Closing Balance Sheet, the “Financial Statements”).

(b)          The Net Working Capital of the RHI Companies as of the date of the Closing Balance Sheet is not less than zero dollars ($0). The RHI Companies do not have any Indebtedness as of the Closing other than the Indebtedness, and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 3.5(b).

3.6.          Absence of Liabilities. The RHI Companies do not have any material Liabilities except (a) Liabilities that are accrued and reflected on the balance sheet of the RHI Companies as of December 31, 2014, (b) Liabilities that are listed on Schedule 3.6, (c) Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 31, 2014, and (d) obligations to be performed after the date hereof under any Contracts, which if such Contracts are Material Contracts are disclosed on Schedule 3.14(a).

3.7.          Absence of Certain Changes. Except as set forth on Schedule 3.7, since December 31, 2014: (a) each RHI Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since December 31, 2014, no RHI Company has entered into any Material Contract, made any commitment or incurred any Liability in excess of $25,000.

3.8.          Title to and Sufficiency of Assets. Each RHI Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Contractual rights and Intellectual Property rights) of each RHI Company constitute all of the assets, rights and properties that are used in the operation of such RHI Company’s business as it is now conducted or that are used or held by such RHI Company for use in the operation of its business, and taken together, are adequate and sufficient for the operation of such RHI Company’s business as currently conducted. Immediately following the Closing, all of the assets of each RHI Company will be owned, leased or available for use by such RHI Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, such RHI Company owns, leases, uses or holds available for use such assets.

3.9.          Properties. No RHI Company currently owns or leases or has ever owned or leased any real property. No RHI Company owns or leases any Personal Property.

3.10.         Intellectual Property.

(a)          Schedule 3.10(a) sets forth a true and complete list of (i) all registrations of Intellectual Property (and applications therefor) necessary to conduct the business of the RHI Companies as presently conducted, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property necessary to conduct the business of the RHI Companies as presently conducted (clauses (i) and (ii), collectively with any immaterial unregistered Intellectual Property owned by a RHI Company that may not be set forth on Schedule 3.10(a), “Owned IP”). All registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate domestic filing offices, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned, and not expired.

(b)          Schedule 3.10(b) sets forth a true and complete list of all Software developed in whole or in part by or on behalf of a RHI Company, including such developed Software and databases that are operated or used by a RHI Company in the RHI Platform or on its other websites or used by a RHI Company or otherwise material to a RHI Company’s business (collectively, “RHI Software”). Except for “click wrapped”, “shrink wrapped” or “off-the-shelf” software that is generally available to the public for use for a license of $2,000 or less (“Click Wrapped Software”), the RHI Software is the only Software that is used or held for use by or otherwise material to the business of any RHI Company.

(c)          The Owned IP and RHI Software includes all of the material Intellectual Property used in the RHI Platform. No RHI Company licenses any Intellectual Property which is material to the RHI Platform or the business of any RHI Company. Except as otherwise set forth on Schedule 3.10(c), to the Knowledge of the Company, the RHI Companies’ ownership and use in the Ordinary Course of Business of the Owned IP, the RHI Software and the RHI Platform do not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party. To the Knowledge of the Company, a RHI Company is the owner of the entire and unencumbered right, title and interest in and to each item of the Owned IP, the RHI Software and the RHI Platform, and the RHI Companies are entitled to use, and are using in their businesses, the Owned IP, the RHI Software and the RHI Platform, in the Ordinary Course of Business. To the Knowledge of the Company, each of the Owned IP, the RHI Software and the RHI Platform is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(d)          Except as otherwise set forth on Schedule 3.10(d), no Actions have been asserted against any RHI Company and are not disposed of, or are pending or, to the Knowledge of the Company, threatened against any RHI Company: (i) based upon or challenging or seeking to deny, enjoin or restrict, in whole or in part, the use by any RHI Company of any Owned IP, the RHI Software or the RHI Platform; (ii) alleging that a RHI Company’s products or services provided by or processes used by a RHI Company infringe upon or misappropriate any Intellectual Property right or Software of any third party; (iii) alleging that any Intellectual Property licensed to a RHI Company infringes upon any Intellectual Property right or Software of any third party or is being licensed or sublicensed to a RHI Company in conflict with the terms of any license or other agreement; or (iv) challenging a RHI Company’s ownership, or the validity or enforceability, of the Owned IP, RHI Software or the RHI Platform. To the Knowledge of the Company, no Person is engaged in any activity that illegally infringes upon the Owned IP, the RHI Software or the RHI Platform. Except as set forth on Schedule 3.10(d) or licenses granted in the Ordinary Course of Business (i) to customers under the Company’s standard click-through terms of use licenses on the RHI Platform or (ii) for open application programming interfaces (API), no RHI Company has granted any license or other right currently outstanding to any third party with respect to the Owned IP, the RHI Software or the RHI Platform.

(e)          To the Knowledge of the Company, each RHI Company has the right to use all Software development tools, processing tools, library functions, compilers and other third party Software, source code, object code and/or documentation that is material to such RHI Company’s business or that is required to operate or modify the RHI Software and the RHI Platform.

(f)          The RHI Companies have taken commercially reasonable steps to maintain the confidentiality of their Trade Secrets and other confidential Intellectual Property and, to the Company’s Knowledge, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of any RHI Company by any current or former employee, independent contractor or agent of a RHI Company, or to the Knowledge of the Company, by any other Person; (ii) no current or former employee, independent contractor or agent of a RHI Company has misappropriated any trade secrets of any other Person in the course of his or her performance as an employee, independent contractor or agent of a RHI Company or has any claim to any of the Intellectual Property of a RHI Company; and (iii) no current or former employee, independent contractor or agent of a RHI Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(g)          To the Knowledge of the Company, each RHI Company’s collection, storage, use, processing and dissemination of personal computer information and personally identifiable information in connection with its business has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on such RHI Company and all applicable privacy policies adopted by or on behalf of such RHI Company.

3.11.         Compliance with Laws.

(a)          Each RHI Company is in compliance with, and has complied with all Laws, including consumer protection Laws, and Orders applicable to such RHI Company, its assets, business, employees or equity securities, except to the extent that such non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the operation, activity, conduct and transactions of any RHI Company or the ownership, operation, use or possession of its assets or the employment of its employees violates, or with or without the giving of notice or passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which any RHI Company is a party or by which any RHI Company or its assets, business, employees or equity securities may be bound or affected, except to the extent that such violations, conflicts and defaults, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No RHI Company has received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws by any RHI Company, except to the extent that such violations and non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          No RHI Company, nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of a RHI Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC. No RHI Company, nor any of its officers, directors or employees, nor to the Knowledge of the Company, any other Representative acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause a RHI Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

3.12.         Permits. There are no Permits required to be owned or possessed by an RHI Company to own its assets or to conduct its business as now being conducted and as presently proposed to be conducted, except to the extent that the failure to have any such Permits, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect

3.13.         Litigation. Except as described on Schedule 3.13, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against any RHI Company, any of their respective directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a RHI Company must be related to such RHI Company’s business, assets or equity securities) or any RHI Company’s business, assets or equity securities. During the past five (5) years, no RHI Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. No RHI Company has any material Action pending against any other Person.

3.14.         Contracts.

(a)          Schedule 3.14(a) contains a complete, current and correct list of all of the following types of Contracts to which a RHI Company is a party, by which any of its properties or assets are bound, or under which a RHI Company otherwise has material obligations (each Contract required to be listed on Schedule 3.14(a), a “Material Contract”): (i) any Contract or group of related Contracts which involve expenditures or receipts by a RHI Company that require payments or yield receipts of more than $25,000 in any twelve (12) month period or more than $50,000 in the aggregate; (ii) any Contract with any of its officers, directors, employees or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iii) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (iv) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of a RHI Company, its business, its equity securities or its material assets outside of the Ordinary Course of Business; (v) any loan agreement, promissory note, security agreement, guarantee or other document relating to Indebtedness, borrowing of money or extension of credit by or to a RHI Company in excess of $25,000; and (vi) any other Contract that is material to a RHI Company and entered into outside the Ordinary Course of Business. True and correct copies of each Material Contract (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b)          Except as set forth on Schedule 3.14(b), no RHI Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of any RHI Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on any RHI Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by any RHI Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of a RHI Company or its Affiliates, or (v) otherwise limiting or restricting the right of any RHI Company to sell or distribute any Intellectual Property of any RHI Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)          All of the Contracts to which a RHI Company is a party, by which any of its properties or assets are bound, or under which a RHI Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of a RHI Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has any RHI Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. No RHI Company has received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any RHI Company. No RHI Company has waived any rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of any RHI Company under any such Contract. To the Knowledge of the Company, there is no reason to believe that any such Contract with a customer of a RHI Company will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

3.15.         Tax Matters. Except as set forth on Schedule 3.15:

(a)          each RHI Company has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects;

(b)          each RHI Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established and maintained;

(c)          the charges, accruals and reserves with respect to Taxes included within the Financial Statements are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith;

(d)          no RHI Company has filed for an extension of time within which to file any Tax Return which extension is currently in effect;

(e)          there is no current Action against any RHI Company in writing by a Governmental Authority in a jurisdiction where such RHI Company does not file Tax Returns that such RHI Company is or may be subject to taxation by that jurisdiction;

(f)          there are no currently pending or ongoing Tax audits or other administrative proceedings of an RHI Company's Tax Returns by any Governmental Authority, for which written notice has been received, with regard to any Taxes for which such RHI Company would be liable;

(g)          no RHI Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority that would apply to any Tax periods ending after the Closing Date;

(h)          there are no Liens for Taxes (other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of any RHI Company;

(i)          no unpaid Tax deficiency has been asserted in writing against or with respect to any RHI Company by any Governmental Authority which Tax either remains unpaid or that has not been properly reflected in the Financial Statements;

(j)          each RHI Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority in all material respects all amounts required to be withheld and paid over under all applicable Laws;

(k)          no RHI Company has granted or is subject to, any outstanding waiver of the period of limitations for the assessment of any Tax for any currently open taxable period;

(l)          no RHI Company is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person (other than another RHI Company), whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise;

(m)          no RHI Company will be required to include in taxable income for any period ending after the Closing Date any amount as a result of any change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code;

(n)          there is no Contract or employee benefit plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any RHI Company by reason of Section 280G or Section 162(m) of the Code, and no Person is entitled to receive any “gross-up” payment from any RHI Company in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person;

(o)          no RHI Company has participated in any transaction identified as a (i) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (ii) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”;

(p)          no RHI Company has a “permanent establishment” in any country other than the country in which it was established, as defined in any applicable Tax treaty or convention between the United States of America and such other country, or has engaged in a trade or business in any country other than the country in which it was established; and

(q)          no written power of attorney which is currently in force has been granted by any RHI Company with respect to any matter relating to Taxes.

3.16.         Employees and Labor Matters.

(a)          Schedule 3.16(a) sets forth a complete and accurate list of all employees of any RHI Company as of the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the RHI Companies)) and (ii) any bonus, commission or other remuneration other than salary paid during the RHI Companies’ fiscal year ending December 31, 2014 or during the 2015 fiscal year prior to the Closing Date. Except as set forth on Schedule 3.16(a), no employee is a party to a written employment agreement or contract with a RHI Company and each is employed “at will”. Each RHI Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by a RHI Company to any employee under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice. The RHI Companies do not have and have never had any employees that are not Sellers under this Agreement.

(b)          Schedule 3.16(b) contains a list of all independent contractors (including consultants) currently engaged by any RHI Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the engaging RHI Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the engaging RHI Company, true and correct copies of which have been provided to Buyer. For the purposes of applicable Law, all independent contractors who are currently, or within the last six (6) years have been, engaged by a RHI Company are bona fide independent contractors and not employees of such RHI Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any RHI Company to pay severance or a termination fee.

(c)          Each RHI Company is, to its Knowledge, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had or would reasonably be expected to have, a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against a RHI Company.

3.17.         Insurance. Schedule 3.17 lists all insurance policies held by a RHI Company relating to a RHI Company or the business, assets, properties, directors, officers or employees of a RHI Company, copies of which have been provided to Buyer. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. No RHI Company is in default with respect to its obligations under any insurance policy, nor has any RHI Company ever been denied insurance coverage for any reason. No RHI Company has any self-insurance or co-insurance programs. No RHI Company has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 3.17 identifies each individual insurance claim made by a RHI Company since January 1, 2010. Each RHI Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such Actions, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.18.         Transactions with Related Persons. Except as set forth on Schedule 3.18, no Seller nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of any RHI Company or any Affiliate of a Seller, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a RHI Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of such RHI Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of such RHI Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 3.18, no RHI Company has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in any Company’s business. The RHI Companies’ assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the RHI Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 3.18 specifically identifies all Contracts, arrangements or commitments set forth on Schedule 3.18 that cannot be terminated upon sixty (60) days’ notice by the RHI Company party thereto without cost or penalty.

3.19.         Bank Accounts. Schedule 3.19 lists the names and locations of all banks and other financial institutions with which a RHI Company maintains an account (or at which an account is maintained to which a RHI Company has access as to which deposits are made on behalf of a RHI Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by a RHI Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.20.         No Brokers. No RHI Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.21.         No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, no RHI Company makes any express or implied representations or warranties, and each RHI Company hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of a RHI Company by any Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers severally and not jointly represent and warrant to the Buyer Parties that the statements contained in this ARTICLE IV, and the information in the Disclosure Schedules referenced therein, are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this ARTICLE IV expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date:

4.1.          Organization and Authorization. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller. Each of this Agreement and each Ancillary Document to which a Seller is or is required to be a party has been duly executed and delivered by each such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

4.2.          Title to Company Shares. Each Seller owns good, valid and marketable title to the shares of the Company’s capital stock set forth on Exhibit A, free and clear of any and all Liens. No Seller is a “foreign person” for purposes of Section 1445 of the Code.

4.3.          Non-Contravention. Except as set forth on Schedule 4.3, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of any Seller that is not a natural person, (b) violate or conflict with any Law or Order to which any Seller or its assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller is a party or by which a Seller or its assets may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any of the shares of the Company’s capital stock or the Buyer Shares or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.4.          Litigation. Except as set forth on Schedule 4.4, there is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order of any Governmental Authority is outstanding, against or involving any Seller or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is a party.

4.5.          Investment Representations. Each Seller (i) is acquiring its portion of the Buyer Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Buyer Shares, (ii) has been advised and understands that the Buyer Shares (A) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (B) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Buyer Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (C) are subject to additional restrictions on transfer pursuant to Section 6.7, (iii) is aware that an investment in Buyer is a speculative investment and is subject to the risk of complete loss, (iv) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of shares of Buyer’s capital stock, and (v) acknowledges that Buyer is under no obligation hereunder to register the Buyer Shares under the Securities Act. Each Seller has carefully read and understands all materials provided by or on behalf of Buyer or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Buyer and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Buyer Shares are subject to dilution for events not under the control of such Seller. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Buyer Shares. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Buyer or its Representatives. Each Seller acknowledges and agrees that, except as set forth in ARTICLE V, no representations or warranties have been made by Buyer or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Buyer or (ii) the profitability or value of the Buyer Shares in any manner whatsoever. Each Seller: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

4.6.          No Brokers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.7.          No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, no Seller Party makes any express or implied representations or warranties, and each Seller Party hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of a Seller Party by any Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each Buyer Party represents and warrants to Sellers the following matters as of the Closing Date (except to the extent that a representation and warranty contained in this ARTICLE V expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE V are true and correct as of such earlier date), in each case, except as set forth in the Disclosure Schedules or the SEC Reports:

5.1.          Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Merger Sub is a wholly-owned Subsidiary of Buyer. Each Buyer Party is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material and adverse effect on the ability of a Buyer Party to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which a Buyer Party is a party (a “Buyer Material Adverse Effect”).

5.2.          Authorization. Each Buyer Party has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which a Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Buyer Party. This Agreement has been duly executed and delivered by each Buyer Party. This Agreement and each Ancillary Document to which a Buyer Party is a party constitutes a legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.3.          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by a Buyer Party, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of a Buyer Party, (b) any Law or Order to which a Buyer Party or any of its business or assets are bound or subject or (c) any Contract or Permit to which a Buyer Party is a party or by which a Buyer Party or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4.          The Buyer Shares. As of the Closing Date, the authorized capital stock of Buyer consists of 175,000,000 shares of Buyer Common Stock and 20,000,000 shares of Buyer Preferred Stock, of which 148,503,318 shares of Buyer Common Stock and 2,500,000 shares of Buyer Preferred Stock are issued and outstanding prior to giving effect to the Closing. Buyer has reserved from its duly authorized capital stock the Buyer Shares issuable at the Closing pursuant to this Agreement. When issued by Buyer to Sellers in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of Sellers contained in this Agreement, (a) Sellers will acquire good and marketable title to the Buyer Shares, and the Buyer Shares will be issued, free and clear of all Liens except (i) those imposed by applicable securities Laws, (ii) the rights of the Buyer Indemnified Parties under this Agreement (including under ARTICLE VII), (iii) those incurred by Sellers or their Affiliates and (iv) as set forth in Section 6.7; (b) the Buyer Shares will be validly and duly issued and fully paid and non-assessable; and (c) the Buyer Shares will not be subject to any preemptive or similar rights of a shareholder of Buyer to subscribe for or purchase additional securities of Buyer as a result of such issuance.

5.5.          SEC Filings; Financial Statements.

(a)          In the past six (6) years, Buyer has filed with, or otherwise transmitted to, the SEC all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required by it to be filed with or otherwise transmitted to (as applicable) the SEC (such documents, the “SEC Reports”), and such SEC Reports are available on the SEC’s website through EDGAR. As of their respective dates, each of the SEC Reports complied in all material respects with the applicable requirements of all applicable Laws, including the Securities Act and the Exchange Act, as the case may be, and the respective rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Buyer relating to the SEC Reports. Buyer has heretofore made available to the Seller Parties, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between Buyer and the SEC. None of the SEC Reports is, to the Knowledge of Buyer, the subject of ongoing SEC review.

(b)          The financial statements (including in all cases the notes thereto, if any) of Buyer and its Subsidiaries included in the SEC Reports (i) in all material respects, were prepared consistent with the books and records of Buyer and its Subsidiaries, (ii) in all material respects, present fairly the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Buyer and its Subsidiaries for the periods thereof, (iii) have been prepared in accordance with GAAP; provided, that, any unaudited, interim period financial statements need not include footnote disclosures and other presentation items or year-end adjustments that are required by GAAP to be included in year-end financial statements, and (iv) comply in all material respects with the applicable accounting requirements of the SEC, the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

(c)          Buyer maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents.

5.6.          Compliance with Laws. Buyer and its Subsidiaries are in compliance with, and have complied, with all Laws and Orders applicable to them, their assets, employees or business or the Buyer Shares, except to the extent that such non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect. None of the operation, activity, conduct and transactions of Buyer and its Subsidiaries or the ownership, operation, use or possession of their assets or the employment of their employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which Buyer or its Subsidiaries is a party or by which any of Buyer or its Subsidiaries or their respective assets, business or employees or the Buyer Shares may be bound or affected, except to the extent that such violations, conflicts and defaults, individually and in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. None of Buyer or its Subsidiaries have received any written or, to the Knowledge of Buyer, oral notice of any actual or alleged violation of or non-compliance with applicable Laws in any material respect by Buyer or any of its Subsidiaries, except to the extent that such violations and non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

5.7.          No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.8.          Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving a Buyer Party or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

5.9.          Tax Matters.

(a)          Each of Buyer and its Subsidiaries has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects;

(b)          each of Buyer and its Subsidiaries has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP;

(c)          the charges, accruals and reserves with respect to Taxes included within the financial statements of Buyer and its Subsidiaries are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith;

(d)          none of Buyer or its Subsidiaries has filed for an extension of time within which to file any Tax Return which extension is currently in effect;

(e)          there is no current Action against Buyer or any of its Subsidiaries in writing by a Governmental Authority in a jurisdiction where Buyer or such Subsidiary does not file Tax Returns that Buyer or such Subsidiary is or may be subject to taxation by that jurisdiction;

(f)          there are no currently pending or ongoing Tax audits or other administrative proceedings of the Tax Returns of Buyer or any of its Subsidiaries by any Governmental Authority, for which written notice has been received, with regard to any Taxes for which Buyer or such Subsidiary would be liable;

(g)          none of Buyer or its Subsidiaries has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority that would apply to any Tax periods ending after the Closing Date;

(h)          there are no Liens for Taxes (other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of Buyer or its Subsidiaries;

(i)          no unpaid Tax deficiency has been asserted in writing against or with respect to Buyer or any of its Subsidiaries by any Governmental Authority which Tax either remains unpaid or that has not been properly reflected in the financial statements of Buyer and its Subsidiaries;

(j)          each of Buyer and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority in all material respects all amounts required to be withheld and paid over under all applicable Laws;

(k)          none of Buyer or its Subsidiaries has granted or is subject to, any outstanding waiver of the period of limitations for the assessment of any Tax for any currently open taxable period;

(l)          none of Buyer or its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person (other than Buyer or its Subsidiaries), whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise;

(m)          none of Buyer or its Subsidiaries will be required to include in taxable income for any period ending after the Closing Date any amount as a result of any change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code;

(n)          there is no Contract or employee benefit plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of its Subsidiaries by reason of Section 280G or Section 162(m) of the Code, and no Person is entitled to receive any “gross-up” payment from Buyer or any of its Subsidiaries in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person;

(o)          none of Buyer or any of its Subsidiaries has participated in any transaction identified as a (i) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (ii) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”;

(p)          none of Buyer or any of its Subsidiaries has a “permanent establishment” in any country other than the country in which it was established, as defined in any applicable Tax treaty or convention between the United States of America and such other country, or has engaged in a trade or business in any country other than the country in which it was established; and

(q)          no written power of attorney which is currently in force has been granted by Buyer or any of its Subsidiaries with respect to any matter relating to Taxes.

5.10.         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the RHI Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the RHI Companies for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE III of this Agreement and of the Sellers set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

5.11.         No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, no Buyer Party makes any express or implied representations or warranties, and each Buyer Party hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of a Buyer Party by any Person. Buyer acknowledges and agrees that the Seller Parties, in making their decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, has relied upon the SEC Reports and the express representations and warranties of the Buyer set forth in ARTICLE V of this Agreement

ARTICLE VI
OTHER AGREEMENTS

6.1.          Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII). Each Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Sellers will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the RHI Companies.

6.2.          Confidentiality. Each Seller will, and will cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in furtherance of their authorized duties on behalf of Buyer, the RHI Companies or their Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or that Buyer may waive compliance with this Section 6.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information will not include any information which, at the time of disclosure by a Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives.

6.3.          Publicity. No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Sellers, as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

6.4.          Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving any RHI Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII).

6.5.          Agreement Regarding Intellectual Property. Each Seller has already disclosed or will disclose to the RHI Companies as of the Closing any and all Intellectual Property developed by such Seller on behalf of a RHI Company or relating to the business of a RHI Company, including Intellectual Property used in a RHI Company’s business, and Intellectual Property intended for future use in a RHI Company’s business, and each does hereby forever and irrevocably assign, convey, transfer and grant to the applicable RHI Company, without further consideration, and in perpetuity, any and all right, title and interest that such Seller may have in and to such Intellectual Property, including any and all rights to file applications to register any such Intellectual Property anywhere in the world, any and all rights to claim any rights of priority bestowed by any domestic or foreign laws in connection with such Intellectual Property, and to sue and recover damages or any other available relief based on any claims or causes of action for past or future infringement(s) of such Intellectual Property rights. Each Seller represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the applicable RHI Company, and has not disclosed such Intellectual Property to any third party. Upon Buyer’s or the applicable RHI Company’s request at any time, including any time after the Closing, such Seller will execute and deliver to Buyer or the applicable RHI Company such other documents as Buyer or such RHI Company deems necessary or desirable to vest in such RHI Company the sole ownership of and exclusive worldwide perpetual rights in and to, all of such Intellectual Property. Each Seller will deliver to the applicable RHI Company all copies or embodiments of such Intellectual Property in any media in such Seller’s possession at or prior to the Closing.

6.6.          Release and Covenant Not to Sue. Effective as of the Closing, each Seller hereby releases and discharges each RHI Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against such RHI Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from such RHI Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against a RHI Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to the rights of any Seller (i) pursuant to the terms and conditions of this Agreement or any Ancillary Document or (ii) under the Convertible Notes.

6.7.          Lock-Up.

(a)          Except for Buyer Shares transferred as an indemnification payment in accordance with Section 7.7, each Seller hereby agrees not to, without the prior written consent of Buyer, during the period commencing from the Closing and ending on the six (6) month anniversary of the Closing: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Buyer Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Buyer Shares; or (iii) publicly disclose the intention to do any of the foregoing; whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Buyer Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”). After the six (6) month anniversary of the Closing and until the one (1) year anniversary of the Closing, during each ninety (90) day period, a Seller may transfer up to five percent (5%) of the average daily volume of the Buyer Shares during the prior ninety (90) day period, and will otherwise continue to be subject to the restrictions with respect to the other Buyer Shares owned by such Seller and any transfer of such other Buyer Shares will be a Prohibited Transfer. After the one (1) year anniversary of the Closing, the Sellers’ restrictions under this Section 6.7(a) with respect to the Buyer Shares shall lapse. Notwithstanding the foregoing, the transfer restrictions in this Section 6.7(a) shall cease upon the consummation of a liquidation, merger, share exchange or other similar transaction following the Closing that results in all of Buyer’s shareholders having the right to exchange their equity holdings in Buyer for cash, securities or other property.

(b)          Notwithstanding Section 6.7(a), no Seller may transfer any Buyer Shares, and any transfer of Buyer Shares in such case will be a Prohibited Transfer, in the event that the aggregate amount of outstanding claims (both pending claims and those that have been finally resolved, but not yet paid) by the Buyer Indemnified Parties against the Sellers under this Agreement and the Ancillary Documents exceeds the aggregate value of the Buyer Shares held by the Sellers at such time (valued at the Buyer Common Stock Price).

(c)          Each Seller further agrees to execute such agreements as may be reasonably requested by Buyer, in form and substance reasonably satisfactory to such Seller, that are consistent with the foregoing or that are necessary to give further effect thereto. If any Prohibited Transfer is made or attempted contrary to the provisions of this Section 6.7, such purported Prohibited Transfer shall be null and void ab initio, and Buyer shall refuse to recognize any such purported transferee of the Buyer Shares as one of its equity holders for any purpose. In order to enforce this Section 6.7, Buyer may impose stop-transfer instructions with respect to the Buyer Shares until the end of the restriction period described in the this Section 6.7.

6.8.          Audited Financial Statements. Each Seller hereby agrees to cooperate and cause its Representatives to cooperate with Buyer and the RHI Companies in their efforts from and after the Closing to have an auditor selected by Buyer conduct an audit of the RHI Companies for periods prior to the Closing as determined by Buyer, including the fiscal years ended December 31, 2013 and December 31, 2014, and to issue within seventy (70) days after the Closing Date an audit opinion with respect to such periods on the financial statements of the RHI Companies, as modified for audit adjustments.

6.9.          Termination of Certain Agreements. Without limiting the provisions of Section 6.6, the parties hereby agree that, effective at the Effective Time, (i) any shareholders agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital stock, including the Shareholder Agreement, dated as of August 11, 2011, as amended (the “Shareholder Agreement”), by and among the Company and the shareholders of the Company named therein, and (ii) any registration rights between the Company and its shareholders, in each case of clauses (i) and (ii), shall automatically, and without any further action of the parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Shareholder Agreement with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

6.10.         Certain Tax Matters.

(a)          Buyer and the Company shall each use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Buyer nor the Company, nor their respective Affiliates, shall directly or indirectly (without the consent of the other) take any action (or fail to take any action) that would reasonably be expected to adversely affect the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)          Buyer shall be responsible for, and shall pay, fifty percent (50%) of, and the Sellers shall be responsible for, and shall pay, fifty percent (50%) of all sales, use, real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company or any of its Subsidiaries or the Sellers or Buyer or any of their respective Affiliates as a result of the transactions contemplated by this Agreement and any penalties or interest (or addition to Tax) with respect to such Taxes (collectively, “Transfer Taxes”). Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed on or prior to the due date by the party primarily and customarily responsible under applicable Law for filing such Tax Returns, and the parties (and their respective Affiliates) agree to cooperate with each other in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

(c)          For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(i)          property Taxes and other ad valorem or similar Taxes of any of the RHI Companies for a Straddle Period, the determination of the Taxes of any RHI Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning the day after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of the days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period beginning the day after the Closing Date, on the other hand; and

(ii)         Taxes of any of the RHI Companies not described in Section 6.10(c)(i) (including Taxes (A) based on the income or receipts of any RHI Company for a Straddle Period, (B) imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), other than Transfer Taxes, for a Straddle Period and (C) withholding and employment Taxes, the determination of the Taxes of any RHI Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning the day after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the RHI Companies for the Straddle Period shall be allocated between such taxable years or periods on a “closing of the books basis” by assuming that the books of the RHI Companies were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the taxable period).

(d)          Any refunds or credits of Taxes, plus any interest attributable thereto, that are received by Buyer (or its Affiliates) or any of the RHI Companies, and any amounts credited against Taxes, plus any interest attributable thereto, to which Buyer (or its Affiliates) or any of the RHI Companies become entitled, that relate to Pre-Closing Periods and Straddle Periods of the RHI Companies (such refund and credit for a Straddle Period to be allocated in accordance with the principles of Section 6.10(c)), shall be for the account of the Sellers, and Buyer shall pay (or cause to be paid) to the Sellers as an indemnification payment under ARTICLE VII subject to Section 7.7, any such refund or the amount of such credit within fifteen (15) days after receipt or entitlement thereto (or utilization thereof), provided, however, that the Sellers shall not be entitled to any such refund or credit (i) to extent such amounts were reflected on the Financial Statements or (ii) relating to a net operating loss carryback or credit carryback relating to any taxable period beginning after the Closing Date. For purposes of this Section 6.10(d), Buyer (or its Affiliates) and any RHI Company shall be deemed to have received a refund or credit of Taxes to the extent that Buyer (or its Affiliates) and any RHI Company, as applicable, elects to apply such refund or credit, which it would otherwise would have been entitled to receive, to offset or reduce Taxes relating to any taxable period (or portion of any Straddle Period, determined in accordance with the principles of Section 6.10(c)) beginning after the Closing Date. Buyer shall, and shall cause the RHI Companies, to cooperate with the Sellers in obtaining refunds and credits of the RHI Companies relating to Pre-Closing Periods and Straddle Periods (including through amendment of Tax Returns).

(e)          The Sellers, the RHI Companies and Buyer (and its Affiliates) shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving in good faith all disputes and audits with respect to all taxable periods relating to Taxes.

ARTICLE VII
INDEMNIFICATION

7.1.          Survival. All representations and warranties contained in this Agreement (including all Schedules and Exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.15 (Tax Matters) and 5.9 (Tax Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization; Corporate Documentation), 3.3 (Capitalization), (Subsidiaries), 3.20 (No Brokers), 3.21 (No Other Representations and Warranties), 4.1 (Organization and Authorization) 4.2 (Title to Company Shares), 4.5 (Investment Representations), 4.6 (No Brokers), 4.7 (No Other Representations and Warranties), 5.1 (Organization and Qualification), 5.2 (Authorization), 5.4 (Buyer Shares), 5.7 (No Brokers), 5.10 (Independent Investigation) and 5.11 (No Other Representations and Warranties) will survive indefinitely (such representations and warranties in clauses (i) through (ii), collectively, the “Special Reps”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 7.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all Schedules and Exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. No claim for breaches of representations and warranties may be brought after the Survival Date except for Fraud Claims. Fraud Claims shall survive until the applicable statute of limitations. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 or 7.3 other than clauses (a) or (b) thereof may be made at any time.

7.2.          Indemnification by Sellers. Except as otherwise limited by this ARTICLE VII, Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Parties and their respective Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages (but, except to the extent claimed by a third party in a third party claim, only to the extent reasonably foreseeable), but in each instance excluding punitive damages, except to the extent claimed by a third party in a third-party claim), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement (including all Schedules and Exhibits hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Seller or, at or prior to the Closing, the Company contained in this Agreement (including all Schedules and Exhibits hereto) or any Ancillary Document; (c) any Pre-Closing Taxes; (d) any Liability of an RHI Company as of the Closing or incurred by an RHI Company in the operation of the business of the RHI Companies prior to the Closing (other than (i) the obligations of the RHI Companies under the Convertible Note, (ii) $25,000 in Transaction Expenses incurred by the Company and the Sellers in connection with this Agreement and the transactions contemplated hereby and (iii) an aggregate of $25,000 in Liabilities incurred in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law)); or (e) enforcing any Buyer Indemnified Party’s indemnification rights provided for under this Section 7.2 in connection with a successful indemnification claim.

7.3.          Indemnification by Buyer. Except as otherwise limited by this ARTICLE VII, Buyer shall indemnify, defend and hold harmless each Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by a Buyer Party in this Agreement (including all Schedules and Exhibits hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Buyer Party or, after the Closing, the Company contained in this Agreement (including all Schedules and Exhibits hereto) or any Ancillary Document; or (c) enforcing any Seller Indemnified Party’s indemnification rights provided for under this Section 7.3 in connection with a successful indemnification claim.

7.4.          Indemnification Procedures.

(a)          For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b)          In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is materially and adversely prejudiced thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitee is a Buyer Indemnified Party, (A) the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, any RHI Company or any of their respective Affiliates, (B) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, any RHI Company or their respective Affiliates or (C) the third party claim seeks indemnification for amounts greater than (I) the aggregate value of the Buyer Shares held by the Sellers that are not subject to other pending claims or (II) the Indemnification Cap when combined with all other pending and completed indemnification claims; (iii) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (iv) the applicable third party alleges Fraud Claims; or (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 7.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that (i) requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason) or (ii) if a Buyer Indemnified Party is the Indemnitee, exceeds the aggregate value of the Buyer Shares held by the Sellers that are not subject to other pending claims. Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c)          Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the Indemnitor does not respond within thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the Indemnitor responds in such thirty (30) day period and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement (subject to Section 8.10), any other Ancillary Documents or applicable Law.

7.5.          Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 7.2 or 7.3, as the case may be: (x) unless and until the Losses of the Buyer Indemnified Parties, collectively, or the Seller Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to Seventy-Five Thousand U.S. Dollars ($75,000) (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) (including the first dollar of Losses of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, required to reach the Basket); and (y) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 7.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 7.3, as applicable, exceed an amount equal to Three Million U.S. Dollars ($3,000,000) (the “Indemnification Cap”); provided, that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be equal to the amount of the Purchase Price. Notwithstanding the foregoing, (i) the Basket shall not apply with respect to any claims for breaches of any Special Reps and (ii) Basket and the Indemnification Cap shall not apply to (A) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (B) Fraud Claims. The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 7.2 or 7.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 7.2 or 7.3.

7.6.          General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by (i) the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related future increases in insurance premiums resulting from such Loss or insurance payment, and (ii) any Tax Benefits actually realized by the Indemnitee from the incurrence or payment of any such Losses. To the extent that any Tax Benefit is actually realized following the date that an indemnity payment is made by the Indemnitor to the Indemnitee hereunder, then no later than five (5) Business Days after a Tax Return of the Indemnitee has been filed that takes into account the deduction, loss or other Tax attribute generated as a result of the Losses that gave rise to the indemnification by the Indemnitor, the Indemnitee shall pay to the Indemnitor as an indemnification payment under this ARTICLE VII subject to Section 7.7, the amount of the Tax Benefit realized as a result of the Losses that gave rise to the indemnification by the Indemnitor. No investigation by a Buyer Party or its Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, or knowledge by a Buyer Party or its Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, of a breach of a representation or warranty of the other set of parties shall affect such other set of parties’ representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement (including ARTICLE VII) with respect thereto. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE VII, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any. No Seller will have any right to seek contribution from a RHI Company with respect to all or any part of such Seller’s indemnification obligations under this ARTICLE VII. The Buyer Indemnified Parties will not be required to make any claim against a RHI Company in respect of any representation, warranty, covenant or any other obligation of the Company to a Buyer Party hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against Sellers.

7.7.          Indemnification Payment Method. Notwithstanding anything to the contrary contained herein, except for Fraud Claims: (i) claims for indemnification pursuant to this ARTICLE VII shall solely be paid by delivery of shares of Buyer Common Stock to the Indemnified Parties; (ii) any indemnification obligation of a Seller under this ARTICLE VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4, by delivery of the Buyer Shares (valued in each case at the Buyer Common Stock Price) held by such Seller or its Affiliate, subject to a maximum number of Buyer Shares for each Seller equal to the number of Buyer Shares owned by such Seller and its Affiliate at such time; and (iii) any indemnification obligation of Buyer under this ARTICLE VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4, by delivery of additional shares of Buyer Common Stock (valued in each case at the trailing twenty (20) trading day volume weighted average price of Buyer Common Stock as of the end of the last trading day immediately prior to the date of the determination of such obligation in accordance with Section 7.4). Without limiting any of the foregoing or any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, in the event that a Seller or its Affiliate fails to promptly transfer any such Buyer Shares pursuant to this Section 7.7, Buyer shall be and hereby is authorized as the attorney-in-fact for such Seller or its Affiliate to transfer such Buyer Shares to the proper recipient thereof as required by this Section 7.7, and may transfer such Buyer Shares and cancel the stock certificates for such Buyer Shares on its books and records and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which shares of Buyer Common Stock are listed or traded to do the same. The provisions of this ARTICLE VII notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is determined in accordance with Section 7.4 to be entitled to indemnification hereunder, if a Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Seller pursuant to this Agreement, including any amounts owed by Buyer pursuant to any outstanding indemnification claim.

7.8.          Exclusive Remedy. The remedies provided for in this ARTICLE VII will be the sole and exclusive remedies of the Indemnitees for any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that nothing in this Agreement is intended to waive any claims for fraud in connection with the transactions contemplated by this Agreement or prohibit a party from seeking any equitable remedies, including the right to an injunction or specific performance, to which it may be entitled.

ARTICLE VIII
GENERAL PROVISIONS

8.1.          Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, the Seller Parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees (collectively, “Transaction Expenses”), for periods on or before the Closing Date, and each Buyer Party will bear its own Transaction Expenses; provided, that Buyer will pay up to $25,000 of the legal fees incurred by the Company and the Sellers prior to the Closing in negotiating, executing and performing this Agreement and enacting any corporate restructuring required to complete the transaction. Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement, including any costs and expenses incurred by the Seller Representative on their behalf, subject to the provisions of this Agreement.

8.2.          Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Seller Representative, any Seller or, prior to the Closing, the Company, to:	with a copy (which will not constitute notice) to:
RocketHub Inc.	Reed Smith LLP
340 West 42nd Street, #880	599 Lexington Avenue, 22nd Floor
New York, NY 10108	New York, NY 10022
Attn: Brian Meece	Attn: Aron Izower, Esq.
Facsimile No.: (855) 243-2300	Facsimile No.: (212) 521-5450
Telephone No: (646) 761-2205	Telephone No.: (212) 549-0393
Email: brian@rockethub.com	Email: aizower@reedsmith.com

If to a Buyer Party or, after the Closing, the Company, to:	with a copy (which will not constitute notice) to:
EFactor Group Corp.	Ellenoff Grossman & Schole LLP
1177 Avenue of the Americas, Suite 5060	1345 Avenue of the Americas, 11th Floor
New York, NY 10036	New York, New York 10105
Attention: Adriaan Reinders, CEO	Attention: Richard Anslow, Esq.
Email: adrie@efactorgroup.com	Facsimile No.: (212) 370-7889
Telephone No.: (650) 380-6813	Telephone No.: (212) 370-1300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

8.3.          Sellers Not Authorized to Act on Behalf of a Buyer Party. In the event that a Seller becomes a director, officer, employee or other authorized agent of a Buyer Party or its Affiliates (including, after the Closing, any RHI Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of a Buyer Party or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

8.4.          Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.5.          Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 8.5 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder or (iii) as security to any Person providing debt financing to Buyer or its Affiliates for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto. Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 8.16 hereof.

8.6.          No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

8.7.          Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.8.          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

8.9.          Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

8.10.        Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 8.10) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.10. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York, and the language of the arbitration shall be English.

8.11.         Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). Subject to Section 8.10, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each party hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.11, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.

8.12.         Waiver of Jury Trial. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 8.12 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any party hereto may file an original counterpart or a copy of this Section 8.12 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

8.13.         Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; (vii) reference to “dollars” or “$” shall mean United States Dollars; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement.

8.14.         Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

8.15.         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

8.16.         Seller Representative.

(a)          By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints the Seller Representative as the true and lawful agent, representative and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents, including: (i) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (ii) act for Sellers with respect to all post-Closing matters; (iii) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (iv) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Seller Representative and to rely on their advice and counsel; (v) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receive all or any portion of the Purchase Price and to distribute the same to Sellers pro rata in proportion to their ownership interests; (vii) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the Ancillary Documents; and (viii) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Seller Representative hereby accepts his or her appointment and authorization as the Seller Representative under this Agreement.

(b)          The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer, the Company and any other Buyer Indemnified Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. Each Buyer Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Buyer Indemnified Party pursuant to ARTICLE VII hereof, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Buyer Indemnified Party for any action taken by a Buyer Indemnified Party in reliance upon the instructions or decisions of the Seller Representative. No Buyer Indemnified Party shall have any liability to Sellers for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative.

(c)          The Seller Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers, but the Seller Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative’s duties under this Agreement. Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his or her services hereunder, but will be entitled to the payment from Sellers of all his or her expenses incurred as the Seller Representative.

(d)          If the Seller Representative shall die, become disabled, resign or otherwise be unable or unwilling to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

(e)          All notices or other communications required to be made or delivered by a Buyer Party to a Seller shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of a Buyer Party to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 8.16(d) of the replacement of the Seller Representative).

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

EFACTOR GROUP CORP.

By:	/s/ Marion Freijsen
Name: Marion Freijsen
Title: Chief Operating Officer

Merger Sub:

EFACTOR MERGER SUB INC.

By:	/s/ Marion Freijsen
Name: Marion Freijsen
Title: Vice President and Secretary

The Company:

ROCKETHUB INC.

By:	/s/ Brian Meece
Name: Brian Meece
Title: CEO

Seller Representative:

/s/ Eric Schneider
Eric Schneider, in the capacity as the Seller Representative

Sellers:

/s/ Brian Meece
Brian Meece

/s/ Jed Cohen
Jed Cohen

[Signature Page to Merger Agreement]

/s/ Vladimir Vukicevic
Vladimir Vukicevic

/s/ Alon Hillel-Tuch
Alon Hillel-Tuch

/s/ Phil Misiowiec
Phil Misiowiec

/s/ Chad Ingram
Chad Ingram

/s/ Tony Fross
Tony Fross

/s/ S. Gregory Boyd
S. Gregory Boyd

/s/ Gustavo Rodriguez
Gustavo Rodriguez

/s/ Darko Lungulov
Darko Lungulov

/s/ Eric de Fontenay
Eric de Fontenay

/s/ Eric Schneider
Eric Schneider

/s/ David Honig
David Honig

/s/ James Portnow
James Portnow

[Signature Page to Merger Agreement]

Exhibit A
Sellers

		Number of	Percentage of
		Shares of	Total Shares
		Company	of Company
		Common Stock	Common
Seller Name	Seller Address	Owned by Seller	Stock
Brian Meece		255,781.825	22.0928%
Jed Cohen		255,781.825	22.0928%
Vladimir Vukicevic		255,781.825	22.0928%
Alon Hillel-Tuch		255,781.825	22.0928%
Phil Misiowiec		11,492.700	0.9927%
Chad Ingram		11,492.700	0.9927%
Tony Fross		5,000.000	0.4319%
S. Gregory Boyd		5,000.000	0.4319%
Gustavo Rodriguez		11,492.700	0.9927%
Darko Lungulov		5,000.000	0.4319%
Eric de Fontenay		10,000.000	0.8637%
Eric Schneider		67,328.180	5.8154%
David Honig		5,540.640	0.4786%
James Portnow		2,289.000	0.1977%
TOTAL		1,157,763.220	100.0000%

A-1

Exhibit B
Definitions

1.          Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Employment Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Buyer Common Stock” means shares of common stock, par value $0.001 per share, of Buyer.

“Buyer Common Stock Price” means an amount equal to seventy U.S. cents ($0.70) per share; provided, that in the event that any equity securities are issued or issuable by Buyer (or its successor) after the Closing with respect to shares of Buyer Common Stock (whether by way of any equity dividend, equity split or reverse equity split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporation reorganization), the Buyer Common Stock Price thereafter will be equitably adjusted for any such events are reasonably determined in good faith by Buyer.

“Buyer Preferred Stock” means shares of preferred stock, par value $0.001 per share, of Buyer.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Confidential Information” means any information concerning the business and affairs of a RHI Company or Buyer or its Affiliates that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to a RHI Company or Buyer or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith.

B-1

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Convertible Notes” means the Convertible Promissory Notes of the Company set forth on Schedule B-1, which Convertible Promissory Notes have an aggregate principal amount outstanding of $255,000.

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of a RHI Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of a RHI Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which a RHI Company is responsible or liable, (b) all obligations of a RHI Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of a RHI Company issued or assumed for deferred purchase price payments, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by a RHI Company, whether periodically or upon the happening of a contingency, (e) all obligations of a RHI Company secured by a Lien (other than a Permitted Lien) on any asset of a RHI Company, whether or not such obligation is assumed by a RHI Company, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (g) all obligation described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by a RHI Company or which a RHI Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. In no event shall Indebtedness include trade payables.

B-2

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“Knowledge” means: (i) with respect to the Company, the actual present knowledge of a particular matter by any executive officer or director of the Company, after reasonable inquiry of internal documents and communications in such executive officer’s or director’s possession or control; (ii) with respect to any Seller shall mean the actual present knowledge of a particular matter by such Seller; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of any RHI Company, or materially diminish the value of the Company’s capital stock or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to any RHI Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to each RHI Company, the industries in which such RHI Company primarily operates and not specifically relating to such RHI Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable RHI Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such RHI Company).

B-3

“Net Working Capital” means, as of any specified date, an amount equal to the difference (whether positive or negative) of (a) the current assets of the RHI Companies as of such date, minus (b) the current liabilities of the RHI Companies as of such date, in each case as determined on a consolidated basis in good faith, in accordance with the same accounting principles, methods and procedures used to prepare the Financial Statements; provided, however, that for purposes of this definition of “Net Working Capital”, in each case without duplication, (i) “current assets” will exclude (A) deposits or other funds held in trust for customers and (B) deferred Tax assets and (ii) “current liabilities” will exclude (A) deposits payable for funds held in trust for customers, (B) the current portion of Indebtedness, (C) up to $25,000 of Transaction Expenses for which Buyer has agreed to pay pursuant to Section 8.1 and (D) deferred Tax liabilities.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of a RHI Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

B-4

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by any RHI Company and used or useful, or intended for use, in the conduct or operations of any RHI Company’s business and the lack of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” all Taxes imposed on any RHI Company for all Pre-Closing Periods, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (as apportioned pursuant to Section 6.10(c)).

“Purchase Price” means the purchase price for the purchase contemplated by this Agreement, being an amount equal to the total number of Buyer Shares multiplied by the Buyer Common Stock Price.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“RHI Company” means any of the Company or any of its Subsidiaries.

“RHI Platform” means the crowdfunding platforms and interfaces, including websites and mobile applications, used by the RHI Companies in their crowdfunding businesses.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

B-5

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Benefits” means the actual reduction in Taxes paid based on the actual Taxes paid compared to a hypothetical calculation that omits the relevant item of deduction or loss. Notwithstanding anything to the contrary contained in this Agreement, a Tax Benefit shall not be treated as having been “actually realized” prior to the date the annual Tax Return for the applicable taxable year has been filed with the applicable Taxing Authority.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

2.          Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	8.10	Buyer Material Adverse Effect	5.1
AAA Procedures	8.10	Buyer Parties	Preamble
Agreement	Preamble	Buyer Shares	1.4
Bank Account	3.19	Certificate of Merger	1.2
Basket	7.5	Click Wrapped Software	3.10(b)
Buyer	Preamble	Closing	2.1
Buyer Indemnified Parties	7.2	Closing Balance Sheet	2.2(l)

B-6

Term	Section	Term	Section
Closing Date	2.1	Pro Rata Share	1.4
Company	Preamble	Prohibited Transfer	6.7
Dispute	8.10	Related Person	3.18
Effective Time	1.2	Resolution Period	8.10
Employment Agreements	2.2(g)	RHI Software	3.10(b)
Financial Statements	3.5(a)	SEC Reports	5.5(a)
Indemnification Cap	7.5	Seller Indemnified Parties	7.3
Indemnitee	7.4(a)	Seller Parties	Preamble
Indemnitor	7.4(a)	Seller Representative	Preamble
Loss	7.2	Sellers	Preamble
Material Contract	3.14(a)	Shareholder Agreement	6.9
Merger	Recitals	Special Reps	7.1
Merger Sub	Preamble	Survival Date	7.1
Non-Competition Agreement	2.2(f)	Surviving Entity	1.1
NYBCL	1.1	Transaction Expenses	8.1
Owned IP	3.10(a)	Transfer Taxes	6.10(b)

B-7